Exhibit 99.1

Gulf Island Fabrication, Inc. Announces Appointment of Kirk J. Meche as New Chief Executive Officer

HOUMA, La.--(BUSINESS WIRE)--December 13, 2012--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), today announced the appointment of Kirk J. Meche as the Company’s new Chief Executive Officer and President effective January 1, 2013. Mr. Meche will replace Kerry J. Chauvin, who will step down as Chief Executive Officer and Chairman of the Board on January 1, 2013. John P. (Jack) Laborde, a member of the Company’s Board of Directors since 1997, will assume the role of Chairman of the Board. The Company expects to enter into an agreement with Mr. Chauvin pursuant to which Mr. Chauvin will serve as a consultant to the Board of Directors and management following his resignation.

Kerry J. Chauvin stated, “Due to my health, it is in my best interest, as well as the best interest of the Company, that I step down as Chief Executive Officer and Chairman of the Board at this time. I have worked closely with Kirk for a number of years and believe his management and operational experience with the Company make him the ideal successor to lead the Company going forward. I fully support the Board’s decision to appoint Kirk to the position of Chief Executive Officer and look forward to continuing to work with him in my capacity as a consultant for Gulf Island.”

“On behalf of the Board of Directors, I want to thank Kerry for his over 25 years of service to Gulf Island," Jack Laborde stated. "The Company experienced a number of milestones under Kerry's leadership, including the consummation of its initial public offering in 1997, its entry into the major deepwater fabrication business with the acquisition of Gulf Marine Fabricators in 2006 and its expansion of marine fabrication services in 2008, among others."

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, December 14, 2012 at 2:30 p.m. Central Time (3:30 p.m. Eastern Time) to discuss Mr. Meche’s appointment as Chief Executive Officer. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.259.8885. A digital rebroadcast of the call is available three hours after the call and ending December 21, 2012 by dialing 1.888.203.1112, replay passcode: 1694319.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include: jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”), “SPARs”, “FPSOs” and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Roy F. Breerwood, III, 985-872-2100
Chief Financial Officer